Exhibit 10.23

2021 PERFORMANCE SHARE UNIT AWARD TERMS
UNDER THE
MERCK & CO., INC. 2019 STOCK INCENTIVE PLAN

I.GENERAL. These Performance Share Units (“PSUs”) are granted under and subject to the following Award Terms and the Merck & Co., Inc. 2019 Stock Incentive Plan (the "Merck ISP"). The Company has announced its intention to spin-off (the “Spin-Off”) certain products into a new, independent, publicly traded company, Organon & Co. (“NewCo”) during the first half of 2021 (“Spin-Date”). As appropriate, the Company will be referred to as OriginalCo before the Spin-Date, and on and after the Spin-Date as RemainCo. Collectively, OriginalCo and RemainCo are the “Company.”

Grant Type:	PSU – Annual
Grant Date:	March 31, 2021
Award Period:	Jan. 1, 2021 – Dec. 31, 2023

IMPORTANT NOTICE: This grant requires you to affirmatively accept it. You MUST log onto the Morgan Stanley website at

(http://www.morganstanley.com/spc/knowledge/managing-equity/managing-your-existing-awards/accepting-awards-grants/) to accept the grant.

Follow the procedure described on the Morgan Stanley website to accept your PSU Award within 90 days. Failure to accept the terms and conditions of your PSU Award within 90 days may result in forfeiture of the PSU Award.

II.DEFINITIONS. For the purpose of these Award Terms:

“Award Period” means the three-year period commencing on January 1, 2021 and ending on December 31, 2023.

“Code” means the Internal Revenue Code of 1986 or any successor thereto.

“Earnings Per Share or EPS” means the Company’s net income divided by the weighted average of the number of shares of Company common stock on a fully diluted basis during the Award Period.

The above result shall be adjusted to exclude charges or items from the measurement of performance relating to (1) fluctuations in foreign exchange rates versus Plan rates; (2) the impact of significant unplanned acquisitions and/or divestitures, extraordinary items and other unusual or non-recurring charges and/or events; (3) an event either not directly related to Company operations or not reasonably within the control of Company management; (4) the effects of significant accounting changes in accordance with U.S. GAAP, or other significant legislative changes; (5) gains or losses arising from investments in equity securities, whether realized or unrealized and (6) the impact of share repurchases above or below Plan levels.

“EPS Performance Payout” means the percentage of Target Shares to be paid out based upon the Company’s EPS goal as determined under paragraph C of Section III.

“Final Award” means the percentage of the Target described in Section III hereof.

“Grant Date” means the date as of which a Performance Share Unit is granted.

“Peer Healthcare Companies" are the healthcare companies used by the Committee in evaluating the Company’s TSR Performance for the entire Award Period. For 2021 and for so long thereafter during the Award Period that such companies are publicly traded on a nationally recognized stock exchange, the following are the Peer Healthcare Companies except as described below.

AbbVie	Eli Lilly	Novartis
Amgen	GlaxoSmithKline	Pfizer
Astra Zeneca Bristol-Myers Squibb	Roche Johnson & Johnson	Sanofi-Aventis
The Committee intends that the Peer Healthcare Companies be subject to such adjustment as may be necessary to reflect merger, reorganization, recapitalization, extraordinary cash dividend, combination of shares, consolidation, rights offering, spin off, split off, split up, bankruptcy, liquidation, acquisition, or other similar change in any Peer Healthcare Company.

“Performance Share” means a phantom share of Common Stock. Until distributed pursuant to Article VI, Performance Shares shall not entitle the holder to any of the rights of a holder of Common Stock, including voting rights; provided, however, that the Committee retains the right to make adjustments as described in Section 7 of the Merck ISP.

“Performance Unit Grantee” or “Grantee” means an eligible employee who receives a Performance Share Unit.

“Performance Share Unit” or “PSU” means an award of Performance Shares as described in these Award Terms.

“Target Shares” means the number of Performance Shares that will be distributable if the Performance Measures are achieved at the level identified as “target” for the entire Award Period.

“Total Shareholder Return” or “TSR” means the change in value of one share of a company’s Common Stock over the Award Period, taking into account both stock price appreciation (or depreciation) and the reinvestment of dividends. The beginning and ending stock prices will be based on the average closing stock prices during the months of December as applicable. TSR will be calculated on a compound annualized basis over the Award Period.

“TSR Performance Payout” means the percentage of Target Shares to be paid out based upon the Company’s TSR Performance as determined under paragraph B of Section III.

III.CALCULATION OF FINAL AWARD OF PERFORMANCE SHARE UNITS

The Performance Unit Grantee shall vest in the number of PSUs to the extent provided for in this Section III unless otherwise provided for in Section V (“Termination of Employment”).

A.Performance Metrics. The Final Award will equal the TSR Performance Payout plus the EPS Performance Payout in the proportions determined in Paragraph D below.

B.TSR Performance Payout. The TSR Performance Payout shall be determined as follows:

1.     If the Company’s annualized TSR is greater than the median of the annualized TSR of the Peer Healthcare Companies, then the TSR Performance Payout will equal 100% plus five times the difference in percentage points up to a maximum of 200%; provided, however, that if the Company’s annualized TSR is negative, then in no event will the TSR Performance Payout be greater than 100%.

For example, if the Company’s annualized TSR is 25% and the median annualized TSR of the Peer Healthcare Companies is 20%, then the TSR Performance Payout would be 125% [100% + ((25% - 20%) x 5%)].

2.    If the Company’s TSR is less than the median of the annualized TSR among the Peer Healthcare Companies, then the TSR Performance Payout will equal 100% minus five times the difference in percentage points; provided, however, that if such median exceeds the Company’s TSR by more than 10 percentage points, no TSR Performance Payout will be earned with respect to this portion of the PSU.

C.EPS Performance Payout. The EPS Performance Payout shall be determined in accordance with the following performance schedule:

2021 OriginalCo EPS

Earnings Per Share Goals	Payout Percentage
Less than $5.98	0%
$5.98 (Threshold)	25%
$6.58 (Target)	100%
$6.97	150%
$7.36 (Stretch)	200%

2021 through 2023 for OriginalCo and RemainCo

Earnings Per Share Goals	Payout Percentage
Less than $20.66	0%
$20.66 (Threshold)	25%
$22.70 (Target)	100%
$24.06	150%
$25.42 (Stretch)	200%

Payout Percentages corresponding to performance between two discrete values in the table will be interpolated.

D.The Final Award will depend upon whether and when the Spin-Off occurs and whether the grantee is an employee of RemainCo (a “RemainCo Grantee”) or NewCo (a “NewCo Grantee”) on the Spin-Date and is subject to Article IX except as noted below.

1.     If the Spin-Date is during 2021,

    a.    For RemainCo Grantees, the Final Award will equal the sum of (x) TSR Payout Percent for the entire Award Period TIMES Target Shares TIMES 66.67 percent and (y) the 2021 OriginalCo EPS Payout Percentage TIMES Target Shares TIMES 33.33 percent.

    b.    For NewCo Grantees, the Final Award will equal 100 percent Target Shares.

2.    If the Spin-Off does not occur, the Final Award for all grantees will equal the sum of (x) TSR Payout Percent for the entire Award Period TIMES Target Shares TIMES 50 percent and (y) 2021 through 2023 EPS Payout Percentage for OriginalCo and RemainCo TIMES Target Shares TIMES 50 percent.

E.Maximum Award. Anything in these Award Terms to the contrary notwithstanding, the Final Award shall be reduced to the extent necessary to reflect that the value of the Final Award may not exceed four times the Target Share, valued as of the Grant Date.

IV.DIVIDENDS

During the Award Period, dividend equivalents will be accrued on the Performance Shares if and to the extent dividends are paid by the Company on Merck Common Stock. Payment of such dividends will be made, without interest or earnings, at the end of the Award only on the Final Award. Such dividends shall be paid as additional shares in an amount equal to the sum of the dividends paid during the Award Period on the Final Award divided by the price of a share of Merck common stock on the date the Final Award is determined. If any portion of this PSU award lapses, is forfeited or expires, no dividend equivalents will be credited or paid on such portion. Any payment of dividend equivalents will be reduced to the extent necessary for the Company to satisfy any tax or other withholding obligations.

V.TERMINATION OF EMPLOYMENT

A.General Rule. If a Grantee’s employment is terminated during the Award Period for any reason other than those specified in the following paragraphs, this PSU award will be forfeited on the date employment ends.

B.Involuntary Termination. If a Grantee’s employment terminates during the Award Period and the Company determines that employment was involuntarily terminated on or after the first anniversary of the first day of the Award Period, a pro rata portion (based on the number of completed months held during the Award Period prior to the date employment terminated) of this PSU Award will be distributed at such time as it would have been paid if employment had continued, based on actual performance during the Award Period as determined in accordance with Section III. The remainder will be forfeited on the date employment ends. The pro rata portion shall be determined by multiplying the Final Award by a fraction, the numerator of which is the number of completed months in the Award Period during which the Grantee was employed by the Company or JV, and the denominator of which is 36. An “involuntary termination” includes termination of employment by the Company as the result of a restructuring or job elimination, but excludes non-performance of duties and the reasons listed under paragraphs C through G of this section.

C.Sale. If a Grantee’s employment is terminated during the Award Period and the Company determines that such termination resulted from the sale of his or her subsidiary, division or joint venture, the following portion of this PSU Award will be distributed at such time as it would have been paid if employment had continued, based on the Final Award: one third if employment terminates on or after the Grant Date but before the first anniversary of the Award Period thereof; and all if employment terminates on or after the first anniversary of the first day of the Award Period. The remainder will be forfeited on the date a Grantee’s employment ends.

D.Retirement. If a Grantee terminates employment during the Award Period by retirement (including early and disability retirement), then this PSU Award will continue and be distributable on a pro rata basis at the time active Grantees receive such distributions with respect to that Award Period based on the Final Award. The pro rata portion shall be determined by multiplying the Final Award by a fraction, the numerator of which is the number of completed months in the Award Period during which the Grantee was employed by the Company or JV, and the denominator of which is 36. For Grantees who are employed in the U.S., “retirement” means a termination of employment after attaining the earliest of (a) age 55 with at least 10 years of service (b) such age and service that provides eligibility for subsidized retiree medical coverage or (c) age 65 without regard to years of service. For other Grantees, “retirement” is determined by the Company.

E.Death. If a Grantee’s employment terminates due to death during the Award Period, all of this PSU Award will continue and be distributed to his or her estate at the time active Grantees receive such distributions with respect to this PSU Award, based on the Final Award. If a Grantee dies while any portion of this PSU Award remains outstanding, but after employment terminates for the reasons listed under paragraphs B, C, D or G of this section, the portion that remains outstanding will continue and be distributable at the time active Grantees receive such distributions with respect to that Award Period based on the Final Award.

F.Misconduct. If a Grantee’s employment is terminated as a result of deliberate, willful or gross misconduct, this PSU Award will be forfeited immediately upon the Grantee’s receipt of notice of such termination.

G.Disability. If a Grantee’s employment is terminated during the Award Period and the Company determines that such termination resulted from inability to perform the material duties of his or her role by reason of a physical or mental infirmity that is expected to last for at least six months or to result in death, whether or not he or she is eligible for disability benefits from any applicable disability program, then this PSU Award will continue and be distributable in accordance with its terms as if employment had continued based on the Final Award and will be distributed at the time active PSU Grantees receive distributions with respect to this PSU Award.

H.Joint Venture Service. A transfer of a Grantee’s employment to a joint venture, including, in the case of grants to Legacy Merck Employees, any other entity in which the Company has determined that it has a significant business or ownership interest, is not considered termination of employment for purposes of this PSU Award. Such employment must be approved by, and contiguous with employment by, the Company. The terms set out in paragraphs A-G above apply to this PSU Award while a Grantee is employed by the joint venture or other entity.

VI.DISTRIBUTION OF PERFORMANCE SHARES

A.General Rule. Following the end of the Award Period, each Grantee shall be entitled to receive a number of shares of Common Stock equal to the Final Award plus the shares for accrued dividend equivalents set forth in Section IV, rounded to the nearest whole number (no fractional shares shall be issued). Such distribution shall be made as soon as administratively feasible, but in no event later than the end of the calendar year in which the Final Award is determined in accordance with Section III. Unless otherwise determined by the Committee, the Company shall withhold any applicable taxes directly from a Performance Share Unit before it is denominated in actual shares of Common Stock.

B.Death. In the case of distribution on account of a Grantee’s death, the portion of the Performance Share Unit distributable shall be distributed to the Grantee’s estate. Unless the Committee determines otherwise, the Company will withhold any applicable taxes directly from a Performance Unit before it is denominated in actual shares of Common Stock.

VII.TRANSFERABILITY

Prior to distribution pursuant to Section VI, the PSU Award shall not be transferable, assignable or alienable except by will or the laws of descent or distribution following a Grantee’s death.

VIII.ELECTRONIC ACCEPTANCE

The Company may, in its sole discretion, decide to deliver any documents related to the PSU or future PSUs that may be granted under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

IX.ADMINISTRATIVE POWERS

In addition to the Committee’s powers set forth in the Merck ISP, anything in these Award Terms to the contrary notwithstanding, the Committee may revise the terms of any PSU not yet granted or, granted but prior to the end of an Award Period if unforeseen events occur and which, in the judgment of the Committee, make the application of the Terms of this PSU Award unfair and contrary to their intentions unless a revision is made.

X.CLAWBACK POLICY FOR PSUS UPON SIGNIFICANT RESTATEMENT OF FINANCIAL RESULTS AND CERTAIN COMPLIANCE VIOLATIONS

A.PSUs Subject to Clawback. For employees in Band 600 and above, this PSU Award will be subject to recoupment in the event of violations of the Company policy for Recoupment of Compensation for Compliance violations as set forth in Appendix A as amended from time to time. In addition, PSUs, and any proceeds therefrom, are subject to the Company’s right to reclaim their benefits in the event of a significant restatement of financial results for any Award Period, pursuant to the process described below.

1.The Audit Committee of the Board will review the issues and circumstances that resulted in a restatement of financial results to determine if the restatement was significant and make an initial determination of the cause of the restatement—that is whether the restatement was caused, in whole or in part, by Executive Fault (as those terms are defined below); and

2.The Compensation and Benefits Committee of the Board will (a) recalculate the Company's results for any Award Period with respect to PSUs that included an Award Period which occurred during the restatement period; and (b) if it is determined that such restatement was caused in whole or in part by the Executive's Fault, the Compensation and Benefits Committee will seek reimbursement from the Executive of that portion of the payout of the PSU that the Executive received within 18 months of the restatement based on the erroneous financial results.

B.“Executive” means executive officers for the purposes of the Securities Exchange Act of 1934, as amended.

C.“Fault” means fraud or willful misconduct. "Willful misconduct" is generally viewed as dereliction of a duty or unlawful or improper behavior committed voluntarily and intentionally; something more than negligence. If the Audit Committee determines that Fault may have been a factor causing the restatement, the Audit Committee will appoint an independent investigator whose determination shall be final and binding.

D.Exclusions from Clawback. This Section does not apply to restatements that the Audit Committee determines (1) are required or permitted under generally accepted accounting principles (“GAAP”) in connection with the adoption or implementation of a new accounting standard or (2)

are caused due to the Company's decision to change its accounting practice as permitted under GAAP.

E.Compliance Violations. For employees in Band 600 and above, this PSU will be subject to recoupment in the event of certain violations of Company policy in accordance with the Company’s policy for Recoupment of Compensation for Compliance Violations, as set forth in Appendix A (as may be amended from time to time).

XI.Change-in-Control

Upon the occurrence of a change-in-control (as such term is defined in the Merck ISP), the Final Award shall be 100%. The Final Award will be distributed at the same time and in the same manner as described in Section VI.

If the Company terminates a Grantee’s employment except as described in Section V(F), (1) during the Award Period and (2) within two years following a change-in-control, the Final Award will be 100% and will be distributed when distributed to active Grantees.

XII.SECTION 409A COMPLIANCE.

Anything in the ISP or these Award Terms to the contrary notwithstanding, no distribution of PSUs may be made unless in compliance with Section 409A of the Code or any successor thereto. In addition, distributions, if any, to a “Specified Employee” as defined in Treas. Reg. Sec. 1.409A-1(i) or any successor thereto, to the extent required by Section 409A of the Code, made due to a separation from service (as defined in Section 409A) will not be made before the first day of the sixth month following the separation from service, in the same form as they would have been made had this restriction not applied; provided further, that no dividend or dividend equivalents will be paid, accrued or accumulated in respect of the period during which distribution was suspended.

Appendix A
Recoupment of Compensation for Compliance Violation

POLICIES AND PROCEDURES

Policy

It is the policy of the Compensation and Benefits Committee of the Board of Directors (the “Committee”) that the Committee will exercise its discretion to determine whether to seek Recoupment of any bonus and/or other incentive compensation paid or awarded to an Affected Employee with respect to any performance period beginning after December 31, 2013, where it determines, in consultation with the Audit Committee, that: a) the Affected Employee engaged in misconduct, or failed to reasonably supervise an employee who engaged in misconduct, that resulted in a Material Policy Violation relating to the research, development, manufacturing, sales, or marketing of Company products; and b) the Committee concludes that the Material Policy Violation caused Significant Harm to the Company, as those terms are defined in this policy. The Committee’s exercise of its discretion may take into account any considerations determined by the Committee to be relevant.

Definitions
1.“Recoupment” is defined to include any and all of the following actions to the extent permitted by law: (a) reducing the amount of a current or future bonus or other cash or non-cash incentive compensation award, (b) requiring reimbursement of a bonus or other cash-based incentive compensation award paid with respect to the most recently completed performance period, (c) cancelling all or a portion of a future-vesting equity award, (d) cancelling all or a portion of an equity award that vested within the previous twelve- month period, (e) requiring return of shares paid upon vesting and/or reimbursement of any proceeds received from the sale of an equity award, in each case that vested within the previous twelve-month period, and (f) any other method of reducing the total compensation paid to an employee for any prior twelve-month period or any current or future period.

2.A “Material Policy Violation” is defined as a material violation of a Company policy relating to the research, development, manufacturing, sales, or marketing of Company products.

3.An “Affected Employee” is an employee in Band 600 or higher who (i) engaged in misconduct that results in a Material Policy Violation; or (ii) failed in his or her supervisory responsibilities to reasonably manage or monitor the conduct of an employee who engaged in misconduct that results in a Material Policy Violation.

4.“Significant Harm” means a significant negative impact on the Company’s financial operating results or reputation.

Procedures
1.The Committee, acting in consultation with the Audit Committee, shall administer this policy and have full discretion to interpret and to make any and all determinations under this policy, subject to the approval of the full Board of Directors in the case of a determination to seek or waive Recoupment from the Chief Executive Officer.

2.The General Counsel, in consultation with the Chief Ethics and Compliance Officer and the Executive Vice President, Human Resources, is responsible for determining whether to refer a matter to the Committee for review under this policy and for assisting the Committee with its review. The Committee may consult with other Board Committees and any external or internal advisors as it deems appropriate.

3.If the Committee, acting in consultation with the Audit Committee, determines that there is a basis for seeking Recoupment under this policy, the Committee shall exercise its discretion to determine for each Affected Employee, on an individual basis, whether, and to what extent and in which manner, to seek Recoupment.

4.In exercising its discretion, the Committee may take into consideration, as it deems appropriate, all of the facts and circumstances of the particular matter and the general interests of the Company.

Delegation to Management for Certain Recoupment Decisions The Committee hereby delegates to the Chief Executive Officer (who may further delegate as he deems appropriate) the authority to administer this policy and to make any and all decisions under it regarding Affected Employees who are not Section 16 Officers of the Company. Section 16 Officers are employees of the Company who are subject to Section 16 of the Securities Exchange Act of 1934. Management shall report to the Committee on any affirmative decisions to seek Recoupment pursuant to this delegation.

Disclosure of Recoupment Decisions
The Company will comply with all applicable securities laws and regulations, including Securities and Exchange Commission disclosure requirements regarding executive compensation. The Company may also, but is not obligated to, provide additional disclosure beyond that required by law when the Company deems it to be appropriate and determines that such disclosure is in the best interest of the Company and its shareholders.

Miscellaneous
Nothing in this policy shall limit or otherwise affect any of the following: 1) management’s ability to take any disciplinary action with respect to any Affected Employee; 2) the Committee’s ability to use its negative discretion with respect to any incentive compensation performance target at any time; or 3) the Committee’s or management’s ability to reduce the amount (in whole or in part) of a current or future bonus or other cash or non- cash incentive compensation award to any executive or other employee for any reason as they may deem appropriate and to the extent permitted by law. Nothing in this policy shall replace or otherwise limit or affect the Clawback Policy for EIP Awards Upon Significant Restatement of Financial Results and/or the Clawback Policy for PSUs Upon Significant Restatement of Financial Results.